Exhibit 4.8

NOTEHOLDER AMENDMENT AGREEMENT

     This NOTEHOLDER AMENDMENT AGREEMENT (this “Agreement”), dated as of December 30, 2003, by and among (i) BUTLER MANUFACTURING COMPANY (the “Company”), (ii) the undersigned holders of the 1994 Notes (as constituted from time to time, the “1994 Noteholders”), (iii) the undersigned holders of the 1998 Notes (as constituted from time to time, the “1998 Noteholders”), and (iv) the undersigned holders of the 2001 Notes (as constituted from time to time, the “2001 Noteholders”, and together with the 1994 Noteholders and the 1998 Noteholders, the “Noteholders”).

RECITALS:

     A. Pursuant to that certain Note Agreement, dated as of June 1, 1994 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time, the “1994 Note Agreement”), the Company issued to the 1994 Noteholders $35,000,000 in original principal amount of its 8.02% Senior Notes due December 30, 2003 (as amended from time to time, the “1994 Notes”).

     B. Pursuant to that certain Note Agreement, dated as of March 1, 1998 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time, the “1998 Note Agreement”), the Company issued to the 1998 Noteholders $35,000,000 in original principal amount of its 6.57% Senior Notes due March 20, 2013 (as amended from time to time, the “1998 Notes”).

     C. Pursuant to that certain Note Purchase Agreement, dated as of June 20, 2001 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time, the “2001 Note Agreement” and together with the 1994 Note Agreement and the 1998 Note Agreement, the “Note Agreements”), the Company issued to the 2001 Noteholders $50,000,000 in original principal amount of its 7.87% Senior Notes due December 30, 2003 (as amended from time to time, the “2001 Notes” and together with the 1994 Notes and 1998 Notes, the “Notes”).

     D. The Company has requested that the Noteholders temporarily defer and postpone receipt of certain payments in respect of the Note Agreements and the Notes on December 30, 2003 and March 20, 2004.

     E. Subject to the terms and conditions hereinafter set forth, the Noteholders have agreed to the Company’s requests.

AGREEMENT:

     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS.

     1.1 Defined Terms. As used herein, the following terms shall have the meanings set forth below or in the document or the Section of this Agreement referenced below. The terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Note Agreements.

     “Blocked Account Agreement” — That certain blocked account agreement substantially in the form of Exhibit A hereto.

     “Butler Manufacturing Company Blocked Account” — Section 4.3(e).

     “Company” — Introduction.

     “Company Financial Advisor” — FTI Consulting, Inc. or any such financial advisor that the Company shall designate from time to time, provided such financial advisor shall be reasonably acceptable to the Required Holders.

     “Credit Agreement” — That certain Credit Agreement, dated as of June 20, 2001, as amended from time to time and as in effect on the date hereof, among the Company, certain Subsidiaries of the Company, the lenders party thereto from time to time (the “Banks”), and Bank of America, N.A. as the administrative lender and the Banks.

     “Current Covenant Defaults” — Those certain Events of Default included on Schedule 1 attached hereto.

     “Default Rate” — means (a) 10.02%, as set forth in Section 1.1 of the 1994 Note Purchase Agreement and the first paragraph of the 1994 Notes; (b) 8.57%, as set forth in Section 1.1 of the 1998 Note Purchase Agreement and the first paragraph of the 1998 Notes; and (c) 9.87%, as set forth in the first paragraph of the 2001 Notes.

     “Deferral Period” — the period from and after the Effective Date until, but excluding, the Deferral Termination Date.

     “Deferral Termination Date” — 10:00 a.m. (New York time) on the earlier to occur of (i) April 30, 2004 and (ii) the date of the occurrence of any Deferral Termination Event.

     “Deferral Termination Event” — means any of the following:

     (a) the failure by the Company to comply with any of the terms and provisions set forth in this Agreement;

     (b) the failure of any representation or warranty in Section 3 to be true and correct; or

     (c) the occurrence of any Default or Event of Default other than the Current Covenant Defaults.

     “Domestic Restricted Subsidiary” — Any Restricted Subsidiary which is not a Foreign Subsidiary.

     “Foreign Subsidiary” — Any Subsidiary which is organized or established outside of the United States of America.

     “Intercreditor Agreement” — That certain Intercreditor and Collateral Agency Agreement, dated as of February 28, 2003, by and among the Noteholders, the Company, the Banks, and Bank of America, N.A. as collateral agent and escrow agent.

     “1994 Note Agreement” — Recital A.

     “1994 Noteholders” — Introduction.

     “1994 Notes” — Recital A.

     “1998 Note Agreement” — Recital B.

     “1998 Noteholders” — Introduction.

     “1998 Notes” — Recital B.

     “Note Agreements” — Recital C.

     “Noteholders’ Financial Advisor” — PricewaterhouseCoopers Corporate Finance LLC, or any such financial advisor that the Noteholders shall designate from time to time.

     “Noteholders” — Introduction.

     “Noteholders’ Professionals” — Section 4.2.

     “Notes” — Recital C.

     “Purchaser” — Section 4.3(a).

     “Required Holders” — together, (i) the holders of more than 51% in aggregate principal amount of outstanding 1994 Notes, plus (ii) the holders of more than 51% in aggregate principal amount of outstanding 1998 Notes, plus (iii) the holders of more than 51% in aggregate principal amount of outstanding 2001 Notes.

     “Retainer Letters” — collectively, (i) the retainer letter dated September 8, 2003, signed by Special Counsel and countersigned by the Company and (ii) such other retainer letters as may hereinafter be signed by one of the Noteholders’ Professionals and countersigned by the Company in respect of fees and expenses payable by the Company in accordance with the Note Agreements and this Agreement.

     “Special Counsel” — Bingham McCutchen LLP and/or such other law firm(s) as the Required Holders may designate from time to time.

     “Subject Events” — Those certain events of default under the Credit Agreement included on Schedule 2 attached hereto.

     “2001 Note Agreement” — Recital C.

     “2001 Noteholders” — Introduction.

     “2001 Notes” — Recital C.

     “Weekly Cash Report” — Section 4.3(f).

SECTION 2. TEMPORARY DEFERRAL.

     2.1 Temporary Deferral Period. Solely during the Deferral Period (but not thereafter), each of the Noteholders hereby agrees to defer receipt of the following payments due under the Notes and under the Note Agreements, provided however in all circumstances the deferred obligations shall (i) accrue interest at the Default Rate from and after the scheduled due date until paid as though there is no deferral and (ii) be subject to the provisions of Section 7.9 herein.

     (a) principal due and payable on December 30, 2003 under Section 2.1 of the 1994 Note Agreement and the first paragraph of the 1994 Notes;

     (b) interest due and payable on December 30, 2003 under Sections 1.1 and 6.13 of the 1994 Note Agreement and the first paragraph of the 1994 Notes;

     (c) principal due and payable on March 20, 2004 under Section 2.1(a) of the 1998 Note Agreement and the first paragraph of the 1998 Notes;

     (d) interest due and payable on March 20, 2004 under Sections 1.1 and 6.13 of the 1998 Note Agreement and the first paragraph of the 1998 Notes; and

     (e) interest due and payable on December 30, 2003, under Section 9.7 of the 2001 Note Agreement and the first paragraph of the 2001 Notes;

SECTION 3. WARRANTIES AND REPRESENTATIONS.

     To induce the Noteholders to enter into this Agreement, the parties hereby warrant and represent to the Noteholders, as of the Effective Date:

     3.1 Organization, Existence and Authority of Company and Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company represents and warrants that each of the Subsidiaries is an organization duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

     3.2 Authorization, Execution and Enforceability. The execution and delivery by the Company and each Subsidiary Guarantor of this Agreement and the performance by the Company and each Subsidiary Guarantor of its obligations hereunder have been duly authorized by all necessary action on the part of the Company and each Subsidiary Guarantor. This Agreement has been duly executed and delivered by the Company and each Subsidiary Guarantor. This Agreement constitutes a valid and binding obligation of the Company and each Subsidiary Guarantor, enforceable in accordance with its terms, except that the enforceability thereof may be:

     (a) limited by bankruptcy, insolvency or other similar laws affecting the enforceability of creditors’ rights generally; and

     (b) subject to the availability of equitable remedies.

     3.3 No Conflicts or Defaults. Neither the execution and delivery by the Company or each Subsidiary Guarantor of this Agreement, nor the performance by the Company or each Subsidiary Guarantor of its obligations hereunder, conflicts with, results in any breach in any of the provisions of, constitutes a default under, violates or results in the creation of any Lien upon any property of the Company or any Subsidiary Guarantor under the provisions of:

     (a) any charter document or bylaws of the Company or any Subsidiary Guarantor;

     (b) any material agreement, instrument or conveyance to which the Company or any Subsidiary Guarantor may be bound or affected; or

     (c) any statute, rule or regulation or any order, judgment or award of any court, tribunal or arbitrator by which the Company, any Subsidiary Guarantor or any properties of the Company or any Subsidiary Guarantor, may be bound or affected.

     3.4 Governmental Consent. Neither the execution and delivery by the Company or any Subsidiary Guarantor of this Agreement, nor the performance by the Company or any Subsidiary Guarantor of its obligations hereunder, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company or any Subsidiary Guarantor as a condition thereto under the circumstances and conditions contemplated by this Agreement.

     3.5 No Defaults or Events of Default. After giving effect to the transactions contemplated by this Agreement, no Default or Event of Default will exist under any of the Note Agreements (other than the Current

Covenant Defaults), the Credit Agreement (other than the Subject Events), this Agreement, or any other credit agreement to which the Company or any Subsidiary is a party.

SECTION 4. COMPANY COVENANTS AND AGREEMENTS.

     4.1 Inspection. The Company will, and will cause each of its Subsidiaries to, permit representatives of any Noteholder including, without limitation, but not limited to the Noteholders’ Financial Advisor and Special Counsel, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, its outside accountants, and the Company Financial Advisor all to the extent reasonably requested by such Noteholder or Noteholders’ Professional.

     4.2 Fees and Expenses of Noteholders and Noteholders’ Professionals. Without limiting anything set forth in the Note Agreements, the Company shall pay, within five (5) Business Days of receipt of any invoice, all reasonable fees, expenses and disbursements of the Noteholders (including, but not limited to, the fees, expenses and disbursements allocated to the internal legal departments of the respective Noteholders, and travel and related expenses of the Noteholders and the Noteholders’ Professionals in attending in-person meetings with or relating to the Company and/or the Company Financial Advisor). The Company shall make all payments required to be made by it pursuant to, and in the manner and pursuant to the timing set forth in, each of the Retainer Letters. The Company also agrees to the hiring or the continued employment, as the case may be, by the Noteholders and their Special Counsel of the Noteholders’ Financial Advisor, local counsel in one or more applicable states or countries who can render advice and services in connection with local specific law and bankruptcy law and who can render advice and services in connection with legal issues related to the Company’s foreign subsidiaries, and/or such persons as the Required Holders shall designate from time to time (together with the Special Counsel and the Noteholders’ Financial Advisor, the “Noteholders’ Professionals”). The Noteholders’ Professionals shall be selected by the Noteholders in their sole discretion. The Company further agrees to pay, within five (5) Business Days of the receipt of any invoice from the Noteholders’ Professionals or their Special Counsel, all reasonable fees and expenses, in accordance with this Agreement, that are incurred by the Noteholders (or their Special Counsel) as a result of retaining the Noteholders’ Professionals, The Company shall provide the Noteholders’ Professionals with full onsite access to the Company’s books and records and the opportunity to discuss the Company’s financial condition, performance, financial statements and other matters pertinent to the Noteholders’ investment in the Company with its officers, independent accountants and Company Financial Advisor in order to permit the Noteholders’ Professionals to fully investigate any matter that arises during their review of the financial information of the Company and its Subsidiaries. The Noteholders’ Financial Advisor shall not have any duty to share its work product with, or accept instructions from, the Company or any other Person working on the Company’s behalf. Notwithstanding anything else in this Section, the Company shall not be required to grant access to any privileged information, and all information shall be Confidential Information that is subject to the confidentiality provisions of the Note Agreements.

     4.3 Supplemental Covenants of the Company. From and after the Effective Date, the Company hereby absolutely and unconditionally covenants, agrees and warrants that:

     (a) Sale Documentation. The Noteholders shall receive executed copies of definitive merger documentation within 24 hours of execution, but in any event no later than February 9, 2004, setting forth the terms and conditions of the merger of the Company with a purchaser (the “Purchaser”) which merger will result in the Company’s immediate repayment in full of its obligations to the Noteholders including, without limitation, principal, interest, default interest, Make-Whole Amounts (as defined in the Note Agreements), and fees. Such Purchaser shall have financial qualifications reasonably acceptable to the Noteholders and such definitive merger documentation shall be in form and substance reasonably satisfactory to the Noteholders with respect to the treatment of the Notes at the closing of the merger and the conditions to and of such closing.

     (b) Filing of Applicable Federal, State and Regulatory Materials. On or prior to the date that is 14 days following the date of execution of the merger documentation referenced in Section 4.3(a), the Company shall complete initial submissions for all applicable federal, state and regulatory approvals, including without limitation tender/proxy materials and Hart-Scott-Rodino materials as applicable.

     (c) Completion of Transaction. On or prior to April 30, 2004, the Company shall have received all sufficient approvals and have completed the transaction contemplated in Section 4.3(a).

     (d) Cash Flow Statements. Commencing January 16, 2004 and every two calendar weeks thereafter the Company shall deliver to the Noteholders and Noteholders’ Professionals a 13-week cash flow projection with a variance report, such reports to be in detail and in form reasonably satisfactory to the Noteholders in all respects.

     (e) Bank Account. The Company shall, on or before December 30, 2003, (i) establish a depository account with the Collateral Agent (as defined in the Intercreditor Agreement) in the name of the Company that is subject to the Blocked Account Agreement (the “Butler Manufacturing Company Blocked Account”) and (ii) deposit $2,580,500 into the Butler Manufacturing Company Blocked Account, which but for this Agreement would have been due and payable to certain of the Noteholders on December 30, 2003 and (iii) execute such other documents reasonably requested by the Noteholders and/or the Collateral Agent in connection with the pledge of the Butler Manufacturing Company Blocked Account to the Collateral Agent. On or before March 19, 2004, the Company shall deposit $1,412,250, into the Butler Manufacturing Company Blocked Account, which but for this Agreement would have been due and payable to certain of the Noteholders on March 20, 2004. Notwithstanding the other provisions of this Section 4.3(e), if despite the Company’s best efforts the Collateral Agent has not opened the Butler Manufacturing Company Blocked Account and executed the Blocked Account Agreement by the close of business on December 30, 2003, the Company shall not be in default of its obligation to establish a depository account under this Section 4.3(e) so long as the Company shall continue to seek to open such account as soon thereafter as reasonably practicable and, until such account is so opened, the Company shall deposit and maintain funds of the required amount in an account at the Collateral Agent bank, segregated on the Company’s accounts from other operating funds, all in a manner mutually acceptable to Company and the Noteholders or the Noteholders’ Professionals.

     (f) Domestic Cash Reporting. Commencing with the week ending Friday, January 9, 2004, and for every week thereafter, the Company shall furnish on the following Business Day to each of the Noteholders and Noteholders’ Professionals a domestic cash balance statement which shall include the maximum and minimum cash balances of such preceding week (the “Weekly Cash Report”). Cash balances referred to in this Section 4.3(f) shall include the Company’s consolidated domestic cash and cash equivalents as of the close of business each day (as determined in accordance with generally accepted accounting principles) plus, without duplication, the cash balance in the Company’s and its Domestic Subsidiaries’ pre-funded domestic disbursement accounts (which shall not be reduced by the amount of any checks outstanding but not presented to such bank for payment), but shall not include any amounts required to be deposited or segregated pursuant to Section 4.3(e). If at any time the Company’s cash balance so determined shall be less than $22,000,000, the Company shall, within one (1) Business Day thereafter, notify each of the Noteholders and the Noteholders’ Professionals of such occurrence and thereafter shall report the Company’s daily cash balance, as of the close of business on each Business Day to the Noteholders and the Noteholders’ Professionals via electronic mail by the next Business Day, until such time as the Company’s cash balance has been in excess of $22,000,000 for at least ten (10) consecutive Business Days.

     (g) Access to Company Financial Advisor. The Company shall ensure free communication from the Company Financial Advisor to and from the Noteholders and the Noteholders’ Financial Advisor, subject to applicable attorney-client privilege, as set forth in the certain letter dated August 27, 2003 by and between the Company and the Company Financial Advisor.

     4.4 Further Assurances. The Company will cooperate with the Noteholders and execute such further instruments and documents as the Noteholders shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement.

     4.5 No Undisclosed Consideration. Neither the Company nor any of its Subsidiaries has paid since April 15, 2003, nor will the Company or any of its Subsidiaries pay, directly or indirectly, any fee, interest, charge or other consideration to any creditor of the Company or any Subsidiary as a condition to, or otherwise in connection with, the execution or delivery of any amendment or deferral, or waiver of any covenant, under any agreement evidencing any Indebtedness, unless such fee, interest, charge, or other consideration is also received by the Noteholders under this Agreement. Notwithstanding the foregoing, this section shall not apply to de minimus or incidental fees, interest, charges or other consideration paid, directly or indirectly, to any creditor other than any of the Banks.

     4.6 Retention of Noteholders’ Financial Advisor. On or before January 9, 2004, the Company shall have entered into an acknowledgement and agreement of the letter between PricewaterhouseCoopers Corporate Finance LLC, as the Noteholders’ Financial Advisor, and Bingham McCutchen LLP, as Special Counsel, and shall have delivered to an account identified therein funds in the amount set forth therein as a retainer with respect to the fees and expenses of the Noteholders’ Financial Advisor.

SECTION 5. CONDITIONS PRECEDENT.

     The temporary deferral granted in Section 2.1 shall not become effective unless all of the following conditions precedent shall have been satisfied (which satisfaction shall be conclusively presumed once each of the Noteholders shall have executed and delivered this Agreement) on or before December 30, 2003 (the date of such satisfaction being herein referred to as the “Effective Date”):

     5.1 Execution and Delivery of this Agreement. The Company shall have executed and delivered to each Noteholder a counterpart of this Agreement.

     5.2 Meeting with Purchaser. The Purchaser, the Noteholders’ Financial Advisor and the Noteholders’ Special Counsel shall have met, in person or by telephone, to discuss on a confidential basis the Purchaser’s business operations, the proposed merger of the Company with such Purchaser, and such other matters as such the Noteholders’ Professionals may reasonably request (excluding the terms of the proposed merger).

     5.3 No Default; Representations and Warranties True. The warranties and representations set forth in Section 3 shall be true and correct on the Effective Date and no Default or Event of Default shall exist other than the Current Covenant Defaults and the Subject Events.

     5.4 Authorization of Transactions. The Company shall have duly authorized the execution and delivery of this Agreement and each of the documents executed and delivered in connection herewith and the performance of all of its obligations contemplated by this Agreement.

     5.5 Proceedings Satisfactory. All documents executed and delivered, and actions and proceedings taken, in connection with this Agreement shall be satisfactory to the Noteholders and Special Counsel. The Noteholders and Special Counsel shall have received copies of such documents and papers as they may reasonably request in connection therewith, in form and substance satisfactory to each of them.

     5.6 Payment of Fees and Expenses. The Company shall have paid the fees and expenses of the Noteholders (including without limitation, the fees and expenses of the Noteholders’ Professionals) that have been presented to the Company as of the Effective Date.

SECTION 6. NO PREJUDICE OR WAIVER; REAFFIRMATION.

     6.1 No Prejudice or Waiver. Except as provided herein, the terms of this Agreement shall not operate as a waiver by the Noteholders of, or otherwise prejudice the Noteholders’ rights, remedies or powers under, the Note Agreements, the Notes, the Security Documents, the Intercreditor Agreement or applicable law. For avoidance of any doubt, the Noteholders may exercise any rights under the Note Agreements regarding any current or future default contained therein. Except as expressly provided herein:

     (a) no terms and provisions of any agreement are modified or changed by this Agreement;

     (b) the terms and provisions of the Note Agreements shall continue in full force and effect;

     6.2 Reaffirmation of Outstanding Obligations, Ratification, etc.

     (a) The Company hereby adopts again, ratifies and confirms in all respects, as its own act and deed, each of the Note Agreements, the Notes, the Security Documents and any document or instrument delivered pursuant to or in connection therewith and acknowledges (i) that all such instruments and documents shall continue in full force and effect and (ii) that as of the Effective Date, it has no claim or cause of action against any Noteholder (or any of its respective directors, officers, employees or agents) or any offset right, counterclaim or defense of any kind against any of its obligations, indebtedness or liabilities to any Noteholder nor does it have any intention of bringing any claim or cause of action against any Noteholder in respect of the foregoing.

     (b) Each Subsidiary Guarantor hereby adopts again, ratifies and confirms, as its own act and deed (i) the Security Documents; and (ii) its respective Subsidiary Guaranty and the other instruments or documents delivered in connection with such Subsidiary Guaranty and purported to be executed by it and acknowledges (x) that its respective Subsidiary Guaranty and other related instruments and documents shall continue in full force and effect and (y) that as of the Effective Date, it has no claim or cause of action against any Noteholder (or any of its respective directors, officers, employees or agents) or any offset right, counterclaim or defense of any kind against any of its obligations, indebtedness or liabilities to any Noteholder nor does it have any intention of bringing any such claim or cause of action against any Noteholder in respect of the foregoing.

     (c) The Company and each Subsidiary Guarantor hereby waives all suretyship defenses of whatsoever nature arising out of any Noteholders’ dealings with the Company or any such Subsidiary Guarantor in respect of the Note Agreements, the Notes, the Security Documents, the Subsidiary Guaranty or otherwise.

     (d) This Agreement shall not, under any jurisdiction whatsoever, be deemed to be or be construed as a novation of the respective rights and obligations of the parties hereto under the Note Agreements, the Notes, or any of the Security Documents. All guarantees, including the Subsidiary Guaranty, existing as of the date hereof among the parties hereto (including their successors and assigns) shall remain valid and enforceable and shall continue to secure the obligations of the Company pursuant to the Note Agreements and the Notes.

SECTION 7. MISCELLANEOUS.

     7.1 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

     7.2 Duplicate Originals; Facsimile Signatures. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original. Facsimile signatures shall be deemed to constitute original signatures and shall be admissible into evidence for all purposes.

     7.3 Waivers and Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the Required Holders, however any action, other than the actions contained in Section 2.1, that originally required 100% consent under the Note Agreements shall continue to require 100% consent.

     7.4 Section Headings. The titles of the sections hereof appear as a matter of convenience only, do not constitute a part of this Agreement and shall not affect the construction hereof.

     7.5 Survival. All warranties, representations, certifications and covenants made by or on behalf of the Company and/or the Subsidiaries herein or in any certificate or other instrument delivered pursuant hereto shall be considered to have been relied upon by the Noteholders and shall survive the execution of this Agreement, regardless of any investigation made by or on behalf of the Noteholders. All statements in any such certificate or other instrument shall constitute warranties and representations of the Company and/or the Subsidiaries as the case may be, hereunder.

     7.6 No Third Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and their respective successors and assigns. No person not a party hereto, including, without limitation, any other creditor of the Company or the Subsidiaries, shall have any rights under, or as a result of the existence of, this Agreement.

     7.7 Acknowledgement. The Company and each of the Subsidiary Guarantors acknowledges that (a) except as expressly set forth herein, none of the Noteholders has agreed to (and none has any obligation whatsoever to discuss, negotiate or agree to) any other restructuring, modification, amendment, waiver or forbearance with respect to the Notes or the Note Agreements; (b) no understanding with respect to any other restructuring, modification, amendment, waiver or forbearance with respect to the Notes, the Note Agreements or any of the Security Documents shall constitute a legally binding agreement or contract, or have any force or effect whatsoever, unless and until reduced to writing and signed by authorized representatives of each party hereto; (c) the execution and delivery of this Agreement has not established any course of dealing between the parties hereto or created any obligation or agreement of any Noteholder with respect to any future restructuring, modification, amendment, waiver or forbearance with respect to the Notes, the Note Agreements or any of the other Security Documents; and (d) the Noteholders have heretofore properly performed and satisfied in a timely manner all of their respective obligations, if any, to the Company, each Subsidiary and each Subsidiary Guarantor under the Notes, Note Agreements and the Security Documents. The Company and each of its Subsidiaries further acknowledges that upon consummation of the merger with the Purchaser, the Company shall make contemporaneous payment of all of its obligations to the Noteholders under the Note Agreements, including, without limitation, all principal, interest, default interest, Make-Whole Amounts and fees.

     7.8 Indemnification. The Company agrees to indemnify each of the Noteholders and their respective directors, officers, trustees, employees, agents and professionals, including without limitation the Noteholders’ Professionals, from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation, litigation or other proceedings) relating to, or in connection with, this Agreement, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the person to be indemnified). Without limiting the generality of the foregoing, the Company agrees to pay currently the expenses reasonably and necessarily incurred by the Noteholders and the Noteholders’ Professionals relating to any such investigation, litigation or other proceedings (including, without limitation, the fees and expenses of legal counsel) in advance of the final disposition thereof, unless a court of competent jurisdiction finally determines that the Company is not obligated to provide such current payment in respect of such investigation, litigation or proceeding.

     7.9 Default Interest. From and after the Effective Date, all deferred principal, deferred interest, and other deferred amounts, as applicable, due and payable to any of the Noteholders shall bear interest at the Default Rate from and after the scheduled due date until such obligations are paid (whether paid before or subsequent to the Deferral Termination Date). The Default Rate shall apply to and accrue on: (i) principal that prior to the execution of this Agreement was due and payable on December 30, 2003 under the 1994 Note Agreement, beginning on December 30, 2003 and continuing through and including the date of payment; (ii) interest that prior to the execution of this Agreement was due and payable on December 30, 2003 under the 1994 Note Agreement beginning on December 30, 2003 and continuing through and including the date of payment; (iii) principal that prior to the execution of this Agreement was due and payable on March 20, 2004 under the 1998 Note Agreement beginning on March 20, 2004 and continuing through and including the date of payment; (iv) interest that prior to the execution of this Agreement was due and payable on March 20, 2004 under the 1998 Note Agreement beginning on March 20, 2004 and continuing through and including the date of payment; and (v) interest that prior to the execution of this Agreement was due and payable on December 30, 2003 under the 2001 Note Agreement beginning on December 30, 2003 and continuing through and including the date of payment. For the avoidance of doubt, the additional interest payable under Section 6.13 of the 1994 Note Agreement, Section 6.13 of the 1998 Note Agreement and Section 9.7 of the 2001 Note Agreement shall accrue in addition to the default interest described herein.

     7.10 Tolling of Statutes of Limitation. The parties hereto agree that all applicable statutes of limitation in favor of the Noteholders in respect of the Note Agreements are tolled as of the Effective Date and shall continue to be tolled and shall not begin running until the Deferral Termination Date.

     7.11 Notices. All notices and communications to the Company and the Noteholders shall be sent to the addresses and in the manner specified in the Note Agreements. A copy of all notices and communications to any Noteholder shall simultaneously be delivered to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: Ronald J. Silverman
Phone No.: 212.705.7868
Fax No.: 212.752.5378
E-mail Address: ronald.silverman@bingham.com

and

Bingham McCutchen LLP
One State Street
Hartford, Connecticut 06103
Attention: Scott Falk
Phone No.: 860.240.2763
Fax No.: 860.240.2800
E-mail Address: scott.falk@bingham.com

     7.12 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership or limited liability company in which such Person is a general partner or managing member, as applicable.

     7.13 Entire Agreement. This Agreement, the Note Agreements, the Security Documents, the Notes, as amended to the date hereof, embody the entire agreement and understanding between the Noteholders, the Company and all of its affiliates, including without limitation the parties to the Subsidiary Guaranty and supersede all prior agreements and understandings relating to the subject matter hereof and thereof except as otherwise stated in Section 7 hereof.

     7.14 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.15 Successors and Assigns. This Agreement shall be binding upon and enforceable by and against the parties hereto and their respective successors and assigns.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK.
THE FOLLOWING PAGES ARE SIGNATURE PAGES.]

Accepted and Agreed:

BUTLER MANUFACTURING COMPANY

By: /s/Larry C. Miller
Name: Larry C. Miller
Title: Vice President — Finance

Acknowledged and agreed to
by each Subsidiary Guarantor:

BMC REAL ESTATE, INC.
BUCON, INC.
BUTLER HOLDINGS, INC.
BUTLER REAL ESTATE, INC.
LESTER BUILDINGS, INC.
BUTLER PACIFIC, INC.
MODULINE WINDOWS, INC.
LIBERTY BUILDING SYSTEMS, INC.

By: /s/ Larry C. Miller
Name: Larry C. Miller
Title: Vice President — Finance

The foregoing is hereby agreed
to as of the date thereof

ALLSTATE LIFE INSURANCE COMPANY

By /s/ Robert B. Bodett
Name: Robert B. Bodett
Title: Authorized Signatory

By /s/ Jerry D. Zinkula
Name: Jerry D. Zinkula
Title: Authorized Signatory

BUSINESS MEN’S ASSURANCE
COMPANY OF AMERICA

By /s/ Douglas W. Kroske
Name: Douglas W. Kroske
Title: Authorized Officer

JOHN HANCOCK LIFE INSURANCE COMPANY

By /s/ Wilma H. Davis
Name: Wilma H. Davis
Title: Authorized Signatory

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By /s/ Wilma H. Davis
Name: Wilma H. Davis
Title: Authorized Signatory

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By: David L. Babson & Company, Inc.
       as investment advisor

By /s/ Richard C. Morrison
Name: Richard C. Morrison
Title: Managing Director

METROPOLITAN LIFE INSURANCE
COMPANY

By /s/ Jacqueline D. Jenkins
Name: Jacqueline D. Jenkins
Title: Managing Director

NATIONWIDE LIFE INSURANCE
COMPANY OF AMERICA

By /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

NATIONWIDE INDEMNITY COMPANY

By /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

NATIONWIDE MUTUAL FIRE INSURANCE
COMPANY

By /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

PRINCIPAL LIFE INSURANCE COMPANY,
an Iowa corporation

By:	Principal Global Investors, LLC
a Delaware limited liability company
its authorized signatory

By /s/ Christopher J. Henderson
Name: Christopher J. Henderson
Title: Counsel

By /s/ Karen A. Pearston
Name: Karen A. Pearston
Title: Counsel

Mellon Bank, N.A., solely in its capacity as Custodian for
Aviva Life-Principal Glob Priv EG Convertible Securities
(as directed by Principal Global Investors, LLC), and not in its individual capacity (MAC & CO) — Nominee Name

By /s/ Bernadette Rist
Name: Bernadette Rist
Title: Authroized Signatory

Schedule 1

Current Covenant Defaults

(1)	The Company’s failure to comply with, as of September 30, 2003 and during the Deferral Period, the Fixed Charge Coverage covenant set forth at Section 7.14 of the 1994 and 1998 Note Agreements and Section 10.5 of the 2001 Note Agreement.

(2)	The Company’s failure to comply with, as of September 30, 2003 and during the Deferral Period, the Leverage Ratio covenant set forth at Section 7.3 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994 Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement.

(3)	The Company’s failure to comply with, as of September 30, 2003 and during the Deferral Period, the Minimum Domestic EBITDA covenant set forth at Section 7.17 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994 Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement.

(4)	Any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or prospective business of the Company and its Subsidiaries, on a consolidated basis.

(5)	The Event of Default under Section 11.1(j) of the 2001 Note Agreement caused by the Company’s application for and, if granted, receipt of, a waiver of the minimum funding standards under section 412 of the Code with respect to the Company’s defined benefit pension plans. Also, to the extent the waiver application or grant is a “reportable event” under ERISA or causes an “accumulated funding deficiency” under section 302 of ERISA, that “reportable event” and “accumulated funding deficiency” is hereby disclosed for all purposes of the Note Agreements and shall modify as of the Effective Date any representations of the Company regarding such matters, including without limitation Sections 3.1(h) and 6.8(b)(ii) of the 1994 Note Agreement, Sections 3.1(h) and 6.8(b)(ii) of the 1998 Note Agreement and Section 5.12(b) of the 2001 Note Agreement.

(6)	The Company’s failure to comply with, as of the Effective Date and during the Deferral Period, the Debt (as such term is defined in the Credit Agreement) covenant set forth at Section 7.13 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994

Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement, except that such failure to comply shall not exceed $2,000,000 with respect to all Debt not otherwise permitted by Section 7.13 of the Credit Agreement.

(7)	The Company’s failure to comply with, as of the Effective Date and during the Deferral Period, the Capitalization Ratio (as such term is defined in the Credit Agreement) covenant set forth at Section 7.1 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994 Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement.

(8)	The Company’s failure to comply with, as of the Effective Date and during the Deferral Period, the Adjusted Consolidated Tangible Net Worth covenant set forth at Section 7.1 of the 1994 Note Agreement, Section 7.1 of the 1998 Note Agreement and Section 10.1 of the 2001 Note Agreement, and the Minimum Tangible Net Worth (as such term is defined in the Credit Agreement) covenant set forth at Section 7.18 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994 Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement, in each case to the extent caused by a non-cash adjustment.

Schedule 2

Subject Events

(1)	The Company’s failure to comply with, as of September 30, 2003 and during the Deferral Period, the Fixed Charge Coverage covenant set forth at Section 7.14 of the 1994 and 1998 Note Agreements and Section 10.5 of the 2001 Note Agreement.

(2)	The Company’s failure to comply with, as of September 30, 2003 and during the Deferral Period, the Leverage Ratio covenant set forth at Section 7.3 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994 Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement.

(3)	The Company’s failure to comply with, as of September 30, 2003 and during the Deferral Period, the Minimum Domestic EBITDA covenant set forth at Section 7.17 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994 Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement.

(4)	Any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or prospective business of the Company and its Subsidiaries, on a consolidated basis.

(5)	The Event of Default under Section 11.1(j) of the 2001 Note Agreement caused by the Company’s application for and, if granted, receipt of, a waiver of the minimum funding standards under section 412 of the Code with respect to the Company’s defined benefit pension plans. Also, to the extent the waiver application or grant is a “reportable event” under ERISA or causes an “accumulated funding deficiency” under section 302 of ERISA, that “reportable event” and “accumulated funding deficiency” is hereby disclosed for all purposes of the Note Agreements and shall modify as of the Effective Date any representations of the Company regarding such matters, including without limitation Sections 3.1(h) and 6.8(b)(ii) of the 1994 Note Agreement, Sections 3.1(h) and 6.8(b)(ii) of the 1998 Note Agreement and Section 5.12(b) of the 2001 Note Agreement.

(6)	The Company’s failure to comply with, as of the Effective Date and during the Deferral Period, the Debt (as such term is defined in the Credit Agreement) covenant set forth at Section 7.13 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994

Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement, except that such failure to comply shall not exceed $2,000,000 with respect to all Debt not otherwise permitted by Section 7.13 of the Credit Agreement.

(7)	The Company’s failure to comply with, as of the Effective Date and during the Deferral Period, the Capitalization Ratio (as such term is defined in the Credit Agreement) covenant set forth at Section 7.1 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994 Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement.

(8)	The Company’s failure to comply with, as of the Effective Date and during the Deferral Period, the Adjusted Consolidated Tangible Net Worth covenant set forth at Section 7.1 of the 1994 Note Agreement, Section 7.1 of the 1998 Note Agreement and Section 10.1 of the 2001 Note Agreement, and the Minimum Tangible Net Worth (as such term is defined in the Credit Agreement) covenant set forth at Section 7.18 of the Credit Agreement and incorporated by reference by Section 7.16 of the 1994 Note Agreement, Section 7.15 of the 1998 Note Agreement and Section 10.16 of the 2001 Note Agreement, in each case to the extent caused by a non-cash adjustment.

EXHIBIT A

BLOCKED ACCOUNT AGREEMENT

CASH COLLATERAL AND ACCOUNT CONTROL AGREEMENT

     THIS CASH COLLATERAL AND ACCOUNT CONTROL AGREEMENT (as amended or replaced, this “Agreement”) is executed as of December 30, 2003, by BUTLER MANUFACTURING COMPANY (“Butler”), and BANK OF AMERICA, N.A., as Collateral Agent under that certain Intercreditor and Collateral Agency Agreement dated February 28, 2003 (the “Intercreditor Agreement”) among certain of Butler’s senior lenders. Capitalized terms used and not defined in this Agreement have the meaning given in the Intercreditor Agreement.

     This Agreement is being entered into pursuant to that certain Noteholder Amendment Agreement dated December 30, 2003 (the “Deferral Agreement”) between Butler and the Noteholders and is the “Blocked Account Agreement” defined therein.

     1. Butler agrees to deposit cash in the amounts and on the dates required by Section 4.3(e) of the Deferral Agreement into an interest-bearing account, number                      , maintained by the Collateral Agent in Butler’s name (the “Blocked Account”).

     2. Butler hereby grants the Collateral Agent a first priority security interest in the Blocked Account to secure the Obligations under the Credit Facilities (each as defined in the Intercreditor Agreement).

     3. Funds may only be withdrawn from the Blocked Account in accordance with this Agreement, the Security Documents and the Intercreditor Agreement.

     4. This Agreement is binding upon, inures to the benefit of, and is enforceable by, each of Butler, the Bank Agent, the Lenders, the Noteholders and the Collateral Agent and their respective successors and permitted assigns.

     5. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

     6. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

BANK OF AMERICA, N.A., in its capacity as Collateral Agent		BUTLER MANUFACTURING COMPANY

By:	/s/ John K. Barrett	By:	/s/ Larry C. Miller

	John K. Barrett		Larry C. Miller
	Managing Director		Vice President — Finance